China Housing & Land Development Inc. Conference Call Transcript-August 12

Hello everyone and thank you for joining us for the call today.  Our second quarter results were solid in an uncertain market environment.  We enjoyed solid contributions from JunJing II Phase One and Phase Two as well as our Puhua projects.  Through our enhanced marketing efforts, we were able to secure close to $34 million in new contracts and $26.6 million in recognized revenue in the second quarter.

While we enjoyed a sequential and year-over-year increase in business, our sales growth was impacted because of central government policies initiated in mid-April aimed at curbing real estate speculation, particularly for multiple home purchasers.  In certain respects, we believe this policy has had minimal impact for our core customer in Xi’an.  The majority of our customers are middle class, first time home buyers (and upgraders).  There are a variety of central and local initiatives for this demographic in Xi’an that allow the real estate market in Xi’an to remain stable.

However, central government policies have led to more hesitation in the broader market which has reduced our appetite to expand into other provinces at this point in time.  This pullback on our part led to a reduction in our annual revenue growth expectations for this year.  We continue to view other real estate projects outside of Xi’an as compelling investment opportunities and will evaluate further expansion initiatives outside of Xi’an as overall real estate market sentiment continues to improve.

Industry research shows that demand in the Xi’an market is still greater than supply and that average selling prices and transaction volume will be stable thereby giving us comfort with our growth opportunities this year and next year as well.  We had more projects generating revenues in the second quarter of this year compared with the same period in 2009 and are on plan to have another two projects begin pre-sales this year.  We are managing our balance sheet conservatively.  We are hopeful that we’ll finish the year fairly strong and are optimistic that we’ll be well positioned for even greater growth next year.

With that, I would like to turn the call over to Luo Shuai who will further brief you on China Housing’s performance in the second quarter, as well as our opportunities moving forward.

Thank you, Mr. Feng.

In the second quarter, the majority of our revenues were coming from two projects under construction—JunJing II Phase Two and Puhua Project. Of the $36.6 million revenue in the second quarter, JunJing II Phase Two contributed $21.9 million in sales while Puhua Project was responsible for $8.9 million. Completed projects generated the other $5.9 million.

Among our projects under construction, as of June 30th, for JunJing II Phase Two, we have pre-sold nearly 105 thousand sq. meters out of roughly 113 thousand sq. meters total GFA, which represents approximately 93.2 percent of total GFA and 90 percent on a unit basis.  For Puhua Project, we have pre-sold close to 68 thousand sq. meters out of 640,000 sq. meters total GFA, which represents approximately 10.6 percent on a GFA basis and also 10.6 percent on a unit basis.

Our average selling price trends were favorable in the second quarter. ASP for all of our projects increased 12.2 percent to RMB 5,641, approximately $827 per sq. meter in this quarter, compared with RMB 5,027, approximately $736 per sq. meter in previous quarter. We are expecting continued ASP and gross margin growth led by improvement of Xi’an real estate market and our project quality.

We believe we’ll continue to see stable growth in our business in the second half of the year. Some of this growth will come from government policies which are set to encourage first time home buyers and first upgraders with lower interest rates for mortgages compared to the national standard rate. As first time buyers and upgraders represent over 70 percent of our customer base We believe we will benefit from such policy.

Further, we are proactively taking steps to enhance our marketing efforts. We recently established a road show marketing team that traveled to XinJiang province to target well-paid, working professionals to purchase apartments in Xi’an. We’ve found that there are many working professionals in nearby regions originally from Xi'an that is interested in buying residences for their families. These workers are often 'cash' purchasers, since they do not require a mortgage, they are not affected by national mortgage polices.

During our first road show in early July, we were able to make roughly fifty all-cash sales. In addition to Xinjiang, we plan to continue organizing sales teams to generate new sales opportunities in the nearby Gansu and Qinghai provinces.

Due to the sensitivities in China’s real estate market, we believe the preceding practice is a more conservative and cost savings effort to add to our sales growth.
In recent months, we have halted our efforts to develop any new projects outside of Xi’an until market conditions continue to stabilize.  This was the primary factor in our decision to reduce our revenue growth estimates this year by approximately 20 percent from earlier forecasts.  We will continue to monitor market conditions outside of Xi’an in the coming months ahead and would consider expansion in surrounding provinces only when conditions show greater signs of improvement.

As we look at our project schedule in second half of the year, we continue to be quite active with our project plans. In addition to revenue from our primary projects—JunJing II Phase Two and Puhua Project, two other projects remains on schedule.  We expect that JunJing Garden III and Park Plaza will generate pre-sales in early September and fourth quarter respectively.  As market conditions continue to stabilize, we believe our business can continue to pick up, certainly in the fourth quarter.

As we look into 2011, the growth in our business should trend favorably as we move further away from the April government policies that impacted the entire industry. Our growth will also benefit from more projects being added to our schedule.  We have four active projects heading into 2011, which include Puhua Project, JunJing Garden III, Park Plaza, and Golden Bay.

We are encouraged with our project development schedule moving forward which bodes well for the overall growth of our business.

Now, I’d like to invite Mr. Cangsang Huang to review our financial results.

Total revenue in the second quarter of 2010 increased to $36.6 million from $33.6 million in the first quarter of 2010 and $22.7 million in the second quarter of 2009.  This represents an increase of 9% and 61%, respectively.

GFA sold totalled 46,k square meters during the quarter, compared to 31,k square meters in the same period of last year.  The average selling price of Puhua Project increased to RMB 5,524, which translates into approximately US$810 per square meter, during the second quarter of 2010 from RMB 4,360, which translates into approximately US$641 per square meter, in October 2009 when the company first started pre-sales.

Other income mainly includes property management fees and rental income. This totalled $1,4 mill in the second quarter of 2010, compared with $1,5mill in the same period of 2009.

Second quarter gross profit increased 43.3% to $10.3 million, or 28.2% of revenue, from $7.2 million, or 31.7% of revenue, in the same period of 2009.  Gross profit increased as a result of increased revenue.

SG&A expenses totalled $3.8 million in the second quarter of 2010, compared to $2.5 million in the first quarter of 2010 and $1.9 million in the second quarter of 2009.  The increased SG&A mainly includes marketing and travel expenses associated with Puhua project, as we started our marketing road show in Western China. The initiation of JunJing III also increased administrative and marketing expenses

Operating income in the second quarter of 2010 increased to $5.7 million from $3.0 million in the first quarter of 2010 and $3.8 million in the second quarter of 2009.

Net income attributable to China Housing in the second quarter of 2010 was $5.6 million, $0.17 per share and $0.13 per diluted share.  Excluding a $1.4 million, or $0.05 gain associated with the revaluation of derivatives and warrants, net income was $4.2 million, or $0.13 per share.

Our adjusted EPS, which excludes the gain from derivatives revaluation as well as one-time charge related to Puhua restructure is about $0.06 in q1’2010 and $0.10 in Q2’2009. Our $0.13 adjusted EPS in Q2’2010 represents a 30% increase from same time last year and roughly 100% from Q1’2010.

As of June 30, 2010, we had approximately $68.3 million in unrestricted cash, compared to $66.3 million as of March 31, 2010 and $10.1 million as of June 30, 2009. During the second quarter, we paid back the $12 million construction loan from CCB fully and decrease our total bank loan payable from 64 mill to 52 mill.

Total debt consists of Payables for acquisition of businesses, Loans from employees, Loans payable, Convertible Debt and mandatorily redeemable noncontrolling interests in Subsidiaries.

Total debt outstanding as of June 30, 2010 was $131 mill compared with $60 mil on December 31, 2009. Net debt outstanding (total debt less cash) as of June 30, 2010 was $63 mil compared with $23 mil on December 31, 2009. The net debt as a percentage of total capital was 40.6 percent on June 30, 2010 and 20.2 percent on December 31, 2009. The increase was mainly due to the Puhua project restructure.

Due to the recent policy uncertainty, we decided to postpone our expansion program into other tier 2 cities in 2010 and adjusted our current product mix toward small to medium size apartment. Consequently, we would like to update our guidance for the full year, we now expect 2010 total contract sales to be in the range of US$168 to $205 million, a 62%-97% increase compared to $103.9 million in 2009.  Total recognized revenue in 2010 is expected to be in the range of US$135 to $165 million, a 56%-91% increase compared to $86.6 million in 2009. We are reporting contract sales estimates compared to revenue as it is not subject to percentage of completion alterations.

This concludes our prepared remarks for today.  Operator, we are ready to take questions.

Operator:                                           Thank you.  The question and answer session will be conducted electronically.  If you would like to ask a question, please press the star key, followed by the digit one on your touchtone telephone.  Once again, that is star, one if you have a question.  If you are joining us using a speaker phone, please make sure your mute button has been turned off to allow your signal to reach our equipment.  We’ll take your questions in the order that you signal us and we’ll take as many questions as time permits.  Once again, if you do have a question, please press star, one now.